EXHIBIT 1.1

AMERICAN ELECTRIC POWER COMPANY, INC.

Underwriting Agreement

19,607,844 Shares of Common Stock

Dated March 24, 2025

AGREEMENT made by and among AMERICAN ELECTRIC POWER COMPANY, INC. a corporation organized and existing under the laws of the State of New York (the “Company”), the Forward Sellers and the Underwriters, each as defined below.

WITNESSETH:

WHEREAS, the Company and Citigroup Global Markets Inc. and Barclays Capital Inc., each in its capacity as agent for the applicable Forward Purchaser (as defined below)(each in such capacity, a “Forward Seller” and collectively the “Forward Sellers”), confirm their respective agreements with Citigroup Global Markets Inc. and Barclays Capital Inc. and each of the other Underwriters named in Exhibit 1 hereto (collectively, the “Underwriters”), for whom Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Forward Sellers and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of Common Stock, par value $6.50 per share, of the Company (the “Common Stock”) set forth in Exhibit 1 (the “Borrowed Initial Securities”), (ii) the grant by the Forward Sellers to the Underwriters, in each case acting severally and not jointly, of the option described in Section 1(b) hereof to purchase all or any part of the additional shares of Common Stock set forth in Exhibit 1 hereto to cover options to purchase additional shares, if any (the “Borrowed Option Securities”). The Borrowed Initial Securities and the Standby Initial Securities (as defined in Section 1 hereof) are herein referred to collectively as the “Initial Securities.” The Borrowed Option Securities and the Standby Option Securities (as defined in Section 1 hereof) are herein referred to collectively as the “Option Securities.” The Standby Initial Securities and the Standby Option Securities are herein referred to collectively as the “Standby Securities.” The Borrowed Initial Securities and the Borrowed Option Securities are herein referred to collectively as the “Borrowed Securities.” The Initial Securities and the Option Securities are referred to herein collectively as the “Securities.”

WHEREAS, as used herein, the term “Forward Agreements” refers to (i) the letter agreement dated the date hereof between the Company and Citibank, N.A. and (ii) the letter agreement dated the date hereof between the Company and Barclays Bank PLC, with Barclays Capital Inc. as its agent, in their capacity as Forward Purchasers (each in such capacity, a “Forward Purchaser” and collectively the “Forward Purchasers”), relating to the forward sale by the Company, subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in the Forward Agreements), of a number of shares of Common Stock equal to the number of Borrowed Initial Securities sold by the Forward Sellers pursuant to this underwriting agreement (this “Agreement”); and

WHEREAS, the Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-3 (File No. 333-284963), and a prospectus relating to $7,500,000,000 aggregate principal amount of its Common Stock and such registration statement has been declared effective; and

WHEREAS, such registration statement, including the financial statements, the documents incorporated or deemed incorporated therein by reference, and the exhibits thereto, being herein called, collectively, the Registration Statement, and the prospectus, including the documents incorporated or deemed incorporated therein by reference, constituting a part of such Registration Statement, as it may be last amended or supplemented prior to the effectiveness of this Agreement, but excluding any amendment or supplement relating solely to securities other than the Securities, being herein called the Basic Prospectus, and the Basic Prospectus, as amended and supplemented, including documents incorporated by reference therein, together with the Preliminary Prospectus Supplement dated March 24, 2025, immediately prior to the Applicable Time (as defined below), being herein called the Pricing Prospectus, and the Basic Prospectus included in the Registration Statement, as it is to be supplemented by a final prospectus supplement (the “Prospectus Supplement”) to include information relating to the Securities, including the names of the Underwriters, the price and terms of the offering, and certain other information relating to the Securities, which will be filed with the Commission pursuant to Rule 424(b) of the Commission’s General Rules and Regulations under the Act (the “Rules”), including all documents then incorporated or deemed to have been incorporated therein by reference, being herein called the Prospectus.

For purposes of this Agreement, the Applicable Time is 7:30 pm (New York Time) on the date of this Agreement and the documents and information listed in Exhibit 2, taken together, collectively being herein called the Pricing Disclosure Package. The term “Limited Use Free Writing Prospectus” shall mean any “written communication” (as defined by Rule 405 under the Act) in addition to the Pricing Disclosure Package that the parties hereto expressly agree as listed in Exhibit 3, including any recorded road show.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties as follows:

1. Purchase and Sale: (a) Borrowed Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each Forward Seller agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from each Forward Seller, at the price per share of $99.756, the number of Borrowed Initial Securities set forth in Exhibit 1 opposite the name of such Underwriter, plus any additional number of Borrowed Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, subject to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

(b) Standby Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price per share of $99.756, the number of Standby Initial Securities, if any, that bears the same proportion to the total number of Standby Initial Securities as the number of Securities set forth in Exhibit 1 opposite the name of such Underwriter bears to the total number of Securities set forth in Exhibit 1, plus any additional number of Standby Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, subject to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

(c) Borrowed Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each Underwriter shall have the right, severally and not jointly, to purchase up to the number of additional shares of Common Stock set forth in Exhibit 1 opposite the name of such Underwriter at the price per share set forth in subsection (a) of this Section; provided, however, that the purchase price per share for any Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities (the “Borrowed Option Securities Purchase Price”). The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Company and the Forward Sellers setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (an “Option Closing Date”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Date, as hereinafter defined. Following delivery of a notice of exercise of the option to purchase additional shares by the Representatives to the Company and the Forward Sellers, the Company may, in its sole discretion, within one business day after such notice is given, execute and deliver to the Forward Sellers additional forward agreements, between the Company and the Forward Sellers (“Additional Forward Agreements”), providing for the forward sale by the Company of a number of shares of Common Stock equal to the aggregate number of Option Securities being purchased pursuant to the exercise of the option to purchase additional shares. Upon the Company’s execution and delivery to the Forward Sellers of the Additional Forward Agreements, the Forward Sellers shall promptly execute and deliver to the Company, the Additional Forward Agreements, and, upon such execution and delivery, on the basis of the representations and warranties contained herein and subject to the conditions stated herein, each Forward Seller, severally and not jointly, hereby agrees to sell to the several Underwriters its pro rata share of such Option Securities at the Borrowed Option Securities Purchase Price. If the option is exercised as to all or any portion of the Option Securities, and the Company executes and delivers to the Forward Sellers Additional Forward Agreements, each of the Underwriters, acting severally and not jointly, will purchase from the Forward Sellers that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Exhibit 1 opposite the name of such Underwriter bears to the total number of Initial Securities, plus any additional number of Option Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

(d) Standby Option Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter, severally and not jointly, agrees to purchase from the Company the number of Standby Option Securities, if any, that bears the same proportion of the total number of Standby Option Securities then being purchased as the number of Initial Securities set forth in Exhibit 1 opposite the name of such Underwriter bears to the total number of Initial Securities set forth in Exhibit 1; at the price per share set forth in subsection (b) of this Section, plus any additional number of Standby Option Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares; provided, however, that the purchase price per share for any Standby Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities (the “Standby Option Securities Purchase Price”).

(e) Failure to Borrow. In the event that, in the good faith, commercially reasonable judgment of a Forward Seller, such Forward Seller (or its Affiliate) is unable to borrow and deliver for sale under this Agreement its pro rata share of the Borrowed Initial Securities or in the good faith, commercially reasonable judgment of a Forward Seller, such Forward Seller (or its Affiliate) determines that such Forward Seller would incur a stock loan cost in excess of a rate equal to 200 basis points per annum to do so, then, in each case, at the Closing Date (i) such Forward Seller shall only be required to deliver for sale to the Underwriters the aggregate number of shares of Common Stock that such Forward Seller is able to so borrow at or below such cost and (ii) the Company shall issue and sell to each Underwriter, pursuant to this Section, an aggregate number of shares of Common Stock equal to the number of Borrowed Initial Securities that such Forward Seller does not so deliver and sell to the Underwriters. In connection with such issuance and sale by the Company, the Company and the Representatives shall have the right to postpone the Closing Date for a period not exceeding two business days in order to effect any required changes in any documents or arrangements. The shares of Common Stock sold by the Company to the Underwriters pursuant to this subsection (e) in lieu of Borrowed Initial Securities are referred to herein as the “Standby Initial Securities.”

(f) Failure to Borrow Option Securities. In the event that, in the good faith, commercially reasonable judgment of a Forward Seller, such Forward Seller (or its Affiliate) is unable to borrow and deliver for sale under this Agreement its pro rata share of the Option Securities or in the good faith, commercially reasonable judgment of a Forward Seller, such Forward Seller (or its Affiliate) determines that such Forward Seller would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so, then, in each case, at the Option Closing Date, (i) such Forward Seller shall only be required to deliver for sale to the Underwriters the aggregate number of shares of Common Stock that such Forward Seller is able to so borrow at or below such cost and (ii) the Company shall issue and sell to each Underwriter, pursuant to this Section, an aggregate number of shares of Common Stock equal to the number of Borrowed Option Securities that such Forward Seller does not so deliver and sell to the Underwriters. In addition, in the event that the Company elects to not execute Additional Forward Agreements following delivery by the Representatives of a notice of exercise of the option to purchase additional shares, the Company shall, at the Option Closing Date, issue and sell to each Underwriter, pursuant to this

Section, that proportion of the total number of Option Securities then being purchased pursuant to the exercise of the option to purchase additional shares which the number of Initial Securities set forth in Exhibit 1 opposite the name of such Underwriter bears to the total number of Initial Securities. In connection with the issuance and sale by the Company pursuant to the first and second sentences of this subsection, the Company and the Representatives shall have the right to postpone the Option Closing Date for a period not exceeding two business days in order to effect any required changes in any documents or arrangements. The shares of Common Stock sold by the Company to the Underwriters pursuant to this subsection in lieu Borrowed Option Securities are referred to herein as the “Standby Option Securities.”

(g) Notification. If (i) pursuant to Section 1(d), the Forward Sellers do not borrow and deliver for sale to the Underwriters at the Closing Date the total number of Initial Securities, or (ii) pursuant to Section 1(f), the Forward Sellers do not borrow and deliver for sale to the Underwriters on the relevant Option Closing Date the total number of Option Securities, the Forward Sellers will use their commercially reasonable efforts to notify the Company no later than 5:00 p.m., New York City time, on the first business day prior to the Closing Date or relevant Option Closing Date, as the case may be.

(h) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, or at such other place as shall be agreed upon by the Representatives, the Forward Sellers and the Company, at 9:00 A.M. (Eastern time) on the first business day after the date hereof (unless postponed in accordance with the provisions of Section 9), or such other time not later than five business days after such date as shall be agreed upon by the Representatives, the Forward Sellers and the Company (such time and date of payment and delivery being herein called “Closing Date”).

In the event that any or all of the Option Securities are to be purchased by the Underwriters, payment of the Borrowed Option Securities Purchase Price and the Standby Option Securities Purchase Price, as applicable, for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives, the Forward Sellers and the Company, on each Option Closing Date as specified in the notice from the Representatives to the Company.

Payment of the Borrowed Securities shall be made by wire transfer of immediately available funds to a bank account designated by Citigroup Global Markets Inc., against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized Citigroup Global Markets Inc., for its account, to accept delivery of, receipt for, and to make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Any or all of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Date or the relevant Option Closing Date, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

Payment of the Standby Securities, if any, shall be made by wire transfer of immediately available funds to a bank account designated by the Company, against delivery of the Standby Securities to the Representatives for the respective accounts of the Underwriters. Delivery of Standby Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.

(i) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Date or the relevant Option Closing Date, as the case may be. Subject to the provisions of subsection (j) below, the certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Representatives in New York City not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Date or relevant Option Closing Date, as the case may be.

2. Public Offering: The several Underwriters agree that they will make a public offering of their respective portions of the Securities in accordance with the terms set forth in the Pricing Disclosure Package and the Prospectus.

3. Conditions of Underwriters’ and Forward Sellers’ Obligations: The several obligations of the Underwriters hereunder and the obligations of the Forward Sellers, as the case may be, are subject to the accuracy of the warranties and representations on the part of the Company on the date hereof, at the Applicable Time, at the Closing Date and at any Option Closing Date and to the following other conditions:

(a) That all legal proceedings to be taken and all legal opinions to be rendered in connection with the issue and sale of the Securities shall be satisfactory in form and substance to Hunton Andrews Kurth LLP, counsel to the Underwriters, and the Company shall have furnished such counsel all documents and information that it may reasonably request to enable it to pass upon such matters.

(b) That, at the Closing Date and any Option Closing Date, as applicable, the Representatives and the Forward Sellers shall be furnished with the following opinions, dated the day of the Closing Date or the Option Closing Date, as applicable, with conformed copies or signed counterparts thereof for the other Underwriters, with such changes therein as may be agreed upon by the Company and the Representatives with the approval of Hunton Andrews Kurth LLP, counsel to the Underwriters:

(1)

Opinion and related negative assurance letter of Simpson Thacher & Bartlett LLP and opinion of either of David C. House, Esq. or William E. Johnson, Esq., counsel to the Company, substantially in the form heretofore previously provided to the Underwriters; and

(2)	Opinion and related negative assurance letter of Hunton Andrews Kurth LLP, counsel to the Underwriters, substantially in the form heretofore previously provided to the Underwriters.

(c) That the Representatives, Forward Sellers and Forward Purchasers shall have received on the date hereof and shall receive at the Closing Date and any Option Closing Date, as applicable, letters from PricewaterhouseCoopers LLP (i) dated the date hereof and (ii) dated the date of the Closing Date and the Option Closing Date, respectively, in form and substance satisfactory to the Representatives (which may refer to the letter previously delivered to the Representatives, as applicable) (x) confirming that with respect to the Company they are an independent registered public accounting firm within the meaning of the Act and the applicable published rules and regulations of the Commission and the Public Company Accounting Oversight Board (United States) thereunder, (y) stating that in their opinion the consolidated financial statements audited by them and included or incorporated by reference in the Registration Statement, Pricing Prospectus and Prospectus, respectively, complied as to form in all material respects with the then applicable accounting requirements of the Commission, including the applicable published rules and regulations of the Commission, and (z) covering as of a date not more than three business days prior to the date of each such letter, as applicable, such other matters as the Representatives reasonably request.

(d) Any material required pursuant to Section 433(d) under the Act shall have been filed by the Company with the Commission within the applicable time periods prescribed by Rule 433 under the Act.

(e) That no amendment to the Registration Statement and that no supplement to the Pricing Prospectus or the Prospectus of the Company (other than the Pricing Prospectus or amendments, prospectuses or prospectus supplements relating solely to securities other than the Securities) relating to the Securities and no document which would be deemed incorporated in the Pricing Prospectus or Prospectus by reference filed subsequent to the date hereof and prior to the Closing Date or the Option Closing Date, as applicable, shall contain material information substantially different from that contained in the Pricing Prospectus which is unsatisfactory in substance to the Representatives or unsatisfactory in form to Hunton Andrews Kurth LLP, counsel to the Underwriters.

(f) That, prior to the Closing Date and the Option Closing Date, as applicable, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act by the Commission or proceedings therefor initiated.

(g) That, from the date hereof to the Closing Date or the Option Closing Date, as applicable, there shall not have been any material adverse change in the business, properties or financial condition of the Company from that set forth in the Pricing Prospectus (other than changes referred to in or contemplated by the Pricing Prospectus), and that the Company shall, at the Closing Date and the Option Closing Date, as applicable, have delivered to the Representatives and the Forward Sellers a certificate of an executive officer of the Company to the effect that, to the best of his or her knowledge, information and belief, (a) there has been no such change, (b) there has not been any material transaction entered into by the Company or any of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Act) other than transactions contemplated by the Registration Statement and the Pricing Prospectus or transactions arising in the ordinary course of business, and (c) as to the matters set forth in paragraph (f) of this Section 3.

(h) That the Company shall have performed such of its obligations under this Agreement as are to be performed at or before the Closing Date or the Option Closing Date, as applicable, by the terms hereof.

(i) That, at the Closing Date, the Securities shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, and satisfactory evidence of such actions shall have been provided to the Representatives.

(j) That, as of the date hereof, each of the executive officers and directors of the Company listed in Exhibit 4 shall have entered into an agreement substantially in the form attached hereto as Exhibit 5 and each such agreement shall be in full force and effect as of the Closing Date and any Option Closing Date, as applicable.

(k) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Option Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Option Closing Date, as the case may be, prevent the issuance or sale of the Securities.

In case any of the conditions specified in this Section 3 shall not have been fulfilled, this Agreement may be terminated by the Underwriters at any time at or prior to the Closing Date upon written notice thereof to the Company. Any such termination shall be without liability of any party to any other party except as otherwise provided in Section 4(g), Section 4(h) and Section 4(i) hereof and except for any liability under Section 8 hereof.

4. Certain Covenants of the Company: In further consideration of the agreements of the Forward Sellers and the Underwriters herein contained, the Company covenants as follows:

(a) As soon as practicable, and in any event within the time prescribed by Rule 424 under the Act, to file the Prospectus with the Commission and make any other required filings pursuant to Rule 433 under the Act; as soon as the Company is advised thereof, to advise the Representatives and the Forward Sellers and confirm the advice in writing of any request made by the Commission for amendments to the Registration Statement, Pricing Prospectus or Prospectus or for additional information with respect thereto or of the entry of an order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Prospectus or the Prospectus or of the initiation or threat of any proceedings for that purpose and, if such an order should be entered by the Commission, to make every reasonable effort to obtain the prompt lifting or removal thereof.

(b) To deliver to the Underwriters and the Forward Sellers, without charge, as soon as practicable (and in any event within 24 hours after the date hereof), and from time to time thereafter during such period of time (not exceeding nine months) after the date hereof as they are required by law to deliver a prospectus (or required to deliver but for Rule 172 under the Act), as many copies of the Prospectus (as supplemented or amended if the Company shall have made any supplements or amendments thereto, other than supplements or amendments relating solely to securities other than the Securities) as the Representatives or the Forward Sellers may reasonably request; and in case any Underwriter is required to deliver a prospectus after the expiration of nine months after the date hereof, to furnish to any Underwriter, upon request, at the expense of such Underwriter, a reasonable quantity of a supplemental prospectus or of supplements to the Prospectus complying with Section 10(a)(3) of the Act.

(c) To furnish to the Representatives and the Forward Sellers a copy, certified by the Secretary or an Assistant Secretary of the Company, of the Registration Statement as initially filed with the Commission and of all amendments thereto (exclusive of exhibits), other than amendments relating solely to securities other than the Securities and, upon request, to furnish to the Representatives sufficient plain copies thereof (exclusive of exhibits) for distribution to the other Underwriters.

(d) For such period of time (not exceeding nine months) after the date hereof as they are required by law to deliver a prospectus (or required to deliver but for Rule 172 under the Act), if any event shall have occurred as a result of which it is necessary to amend or supplement the Pricing Prospectus or the Prospectus in order to make the statements therein, in the light of the circumstances when the Pricing Prospectus or the Prospectus is delivered to a purchaser, not contain any untrue statement of a material fact or not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, forthwith to prepare and furnish, at its own expense, to the Underwriters and to dealers (whose names and addresses will be furnished to the Company by the Representatives) to whom Securities may have been sold by the Representatives for the accounts of the Underwriters and, upon request, to any other dealers making such request, copies of such amendments to the Pricing Prospectus or the Prospectus or supplements to the Pricing Prospectus or the Prospectus. In case any Underwriter is required to deliver a prospectus in connection with the offering of Securities after the expiration of the period specified in the preceding sentence, the Company, upon the request of such Underwriter, will furnish to such Underwriter, at the expense of such Underwriter, a reasonable quantity of a supplemented or amended prospectus, or supplements or amendments to the Pricing Prospectus or the Prospectus, complying with Section 10(a) of the Act.

(e) As soon as practicable, the Company will make generally available to its security holders and to the Underwriters and the Forward Sellers an earnings statement or statement of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(f) To use its best efforts to qualify the Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Representatives may designate and shall maintain such qualifications so long as required for the offering and sale of the Securities within six months after the date hereof and itself to pay, or to reimburse the Underwriters and their counsel for, reasonable filing fees and expenses in connection therewith in an amount not exceeding $3,500 in the aggregate (including filing fees and expenses paid and incurred prior to the effective date hereof), provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

(g) To pay all expenses, fees and taxes (other than transfer taxes on resales of the Securities by the respective Underwriters, but including all amounts relating to (i) the Company’s costs and expenses for travel, lodging and incidental expenses relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities; (ii) the listing of the Securities on the Nasdaq Global Select Market; (iii) the preparation of the Registration Statement, the Preliminary Prospectus Supplement and the Prospectus Supplement (and any amendments or supplements thereto); (iv) the sale and delivery of the Securities; (v) the reasonable fees and disbursements of counsel and accountants for the Company; and (vi) the printing and delivery of the Preliminary Prospectus Supplement, the Prospectus Supplement and any Permitted Free Writing Prospectus) in connection with the sale and delivery of the Securities, except that the Company shall be required to pay the fees and disbursements (other than disbursements referred to in paragraph (h) of this Section 4) of counsel to the Underwriters only in the events provided in paragraph (h) of this Section 4 and paragraph (a) of Section 8, the Underwriters hereby agreeing to pay such fees and disbursements in any other event.

(h) If the Underwriters shall not take up and pay for the Securities due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, or, if this Agreement shall be terminated in accordance with the provisions of Section 9 or 10 hereof, to pay the fees and disbursements of counsel to the Underwriters, and, if the Underwriters shall not take up and pay for the Securities due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, to reimburse the Underwriters for their reasonable out-of-pocket expenses, in an aggregate amount not exceeding a total of $100,000, incurred in connection with the financing contemplated by this Agreement.

(i) The Company will not, without the prior written consent of the Representatives and the Forward Sellers, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the “1934 Act”), any Securities, shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable, or exchangeable for, Securities, shares of Common Stock or other capital stock of the Company other than as provided in this Agreement, the Forward Agreements and Additional Forward Agreements (if any); or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of this Agreement, provided, however, that the Company may, without the prior written consent of the Representatives and the Forward Sellers, issue and sell Common Stock pursuant to the terms of any employee stock option plan, stock ownership plan, dividend reinvestment plan, long-term incentive plan, or any other similar plan of the Company in effect as of the date hereof and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding as of the date hereof or the sale, delivery or issuance of any shares of Common Stock by the Company pursuant to the Forward Sale Agreements or any Additional Forward Sale Agreement.

(j) To use its reasonable efforts to cause the Securities to be accepted for clearance and settlement through the facilities of The Depositary Trust Company.

(k) To use its reasonable efforts to effect the listing of the Securities on the Nasdaq Global Select Market.

(l) If at any time when the Securities remain unsold by the Underwriters, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) of the Act or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives and the Forward Sellers, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representatives, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives and the Forward Sellers of such effectiveness. The Company will take all other reasonable action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

5. Representations and Warranties of the Company: The Company represents and warrants to, and agrees with each Underwriter and each Forward Seller, as set forth below:

(a) The Registration Statement on its effective date complied with the applicable provisions of the Act and the Rules and the Registration Statement at its effective date and as of the Applicable Time did not, and at the Closing Date and the Option Closing Date, as applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Pricing Disclosure Package as of the Applicable Time did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Basic Prospectus on the date of this Agreement and the Prospectus as of its date complies, and at the Closing

Date and the Option Closing Date, as applicable, the Prospectus will comply, with the applicable provisions of the Act, and the rules and regulations of the Commission, the Basic Prospectus and the Prospectus as of their respective dates do not, and the Prospectus at the Closing Date and the Option Closing Date, as applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no warranty or representation to the Underwriters with respect to any statements or omissions made in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus, Limited Use Free Writing Prospectus or the Prospectus in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representatives on behalf of, any Underwriter expressly for use in the Registration Statement, the Basic Prospectus or the Pricing Prospectus.

(b) The documents incorporated by reference in the Registration Statement or Pricing Prospectus, when they were filed with the Commission, complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder, and as of such time of filing, when read together with the Pricing Prospectus, the Permitted Free Writing Prospectuses, Limited Use Free Writing Prospectus and the Prospectus, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in any Permitted Free Writing Prospectus listed in Exhibit 3 does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and no such Permitted Free Writing Prospectus, taken together with the remainder of the Pricing Disclosure Package as of the Applicable Time, did contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information contained in any Limited Use Free Writing Prospectus listed in Exhibit 3 does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and no such Limited Use Free Writing Prospectus, taken together with the remainder of the Pricing Disclosure Package as of the Applicable Time, did contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, except as otherwise referred to or contemplated therein, there has been no material adverse change in the business, properties or financial condition of the Company.

(d) This Agreement and the Forward Agreements have been duly and validly authorized, executed and delivered by the Company, and the Additional Forward Agreements, if any, will be duly and validly authorized, executed and delivered by the Company.

(e) The execution, delivery and performance of this Agreement, the Forward Agreements, Additional Forward Agreements (if any), the issue and sale of the Securities pursuant hereto, and the consummation of any of the transactions herein or therein contemplated (including any settlement under a Forward Agreement or Additional Forward Agreement) is not in violation of its charter or bylaws, will not result in the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court having jurisdiction over the Company or its properties, and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except, other than with respect to its charter or bylaws, for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by this Agreement, the Forward Agreements or Additional Forward Agreements (if any)).

(f) The shares of Common Stock outstanding prior to the date of this Agreement have been duly authorized and are validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(g) The Standby Securities, if any, to be issued and sold by the Company hereunder have been duly and validly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and nonassessable; and the issuance of the Standby Securities is not subject to the preemptive or other similar rights of any security holder of the Company.

(h) The maximum number of shares of Common Stock to be delivered to the Forward Sellers, whether pursuant to Physical Settlement or Net Share Settlement (each as defined in the Forward Agreements or the Additional Forward Agreements (as defined below) (if any), as applicable), as a result of an Acceleration Event (as defined in such agreement) or otherwise, have been duly and validly authorized and reserved for issuance and, when issued and delivered by the Company to the Forward Sellers pursuant to the Forward Agreements or Additional Forward Agreements, as applicable, against payment of any consideration required to be paid by the Forward Sellers pursuant to such agreement, will be duly authorized, validly issued and fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or similar rights.

(i) No authorization, approval, consent or order of any court or governmental authority or agency is necessary in connection with the issuance and sale by the Company of the Securities or the transactions by the Company contemplated in this Agreement, the Forward Agreements or Additional Forward Agreements (if any), except (A) such as may be required under the Act or the Rules; and (B) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws.

(j) The consolidated financial statements of the Company and its consolidated subsidiaries together with the notes thereto, included or incorporated by reference in the Pricing Prospectus and the Prospectus present fairly the financial position of the Company at the dates or for the periods indicated; said consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied, apart from reclassifications disclosed therein, on a consistent basis throughout the periods involved; and the selected consolidated financial information of the Company included in the Pricing Prospectus and the Prospectus presents fairly the information shown therein and has been compiled, apart from reclassifications disclosed therein, on a basis consistent with that of the audited financial statements of the Company included or incorporated by reference in the Pricing Prospectus and the Prospectus.

(k) The Company has the authorized capitalization as set forth in the Pricing Disclosure Package under the heading “Capitalization”. The authorized capital stock of the Company is 600,000,000 shares of common stock, of which 532,907,715 shares of common stock were issued and outstanding as of December 31, 2024 (except for subsequent issuances, if any, pursuant to this Agreement, or pursuant to agreements or employee benefit plans referred to in the Prospectus or pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights, if any, of any securityholder of the Company. The issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; and the common capital stock of each Significant Subsidiary is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable right.

(l) There is no pending action, suit, investigation, litigation or proceeding, including, without limitation, any environmental action, affecting the Company or any of its Significant Subsidiaries before any court, governmental agency or arbitration that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Company, except as disclosed in the Pricing Prospectus.

(m) Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject; or (iii) except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, including violation of any federal, state, local or foreign laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements relating to the protection of human health and safety, the environment, natural resources or hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a material adverse effect on the business, properties or financial condition of the Company (a Material Adverse Effect).

(n) At the determination date for purposes of the Securities within the meaning of Rule 164(h) under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act.

(o) The Company and its Significant Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its Significant Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization.

(p) The Company has not made any filings pursuant to the 1934 Act or the rules and regulations thereunder, within 24 hours preceding the Applicable Time.

(q) The Company employs disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officer, as appropriate, to allow timely decisions regarding disclosure; as of the time of the last evaluation by the Company’s principal executive and principal financial officers, such disclosure controls and procedures are effective.

(r) The Company’s internal control over financial reporting includes policies and procedures that are designed to (i) provide for the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions concerning the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States of America; (iii) provide reasonable assurance that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(s) The Company is not and, after giving effect to the offering and sale of the Securities and the application of proceeds therefrom, will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any director, officer, agent, employee of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(u) The Common Stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) thereunder.

The Company’s covenants, warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Securities hereunder.

6. Free Writing Prospectuses:

(a) The Company represents and agrees that, without the prior consent of the Representatives and the Forward Sellers, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus and Limited Use Free Writing Prospectus; each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus; any such free writing prospectus the use of which has been consented to by the Company and the Representatives is listed in Exhibit 2 and herein called a “Permitted Free Writing Prospectus.”

(b) The Company and each Underwriter have complied and will comply with the requirements of Rule 433 under the Act applicable to any other free writing prospectus, including timely Commission filing where required and legending.

(c) The Company and each Underwriter agree that if at any time following issuance of a Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus any event occurred or occurs as a result of which such Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus would conflict in any material respect with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, then (i) the party that first becomes aware of the foregoing will give prompt notice thereof to the Representatives and/ or the Company, as applicable, and, (ii) if requested by the Representatives or the Company, as applicable, the Company will prepare and furnish without charge a free writing prospectus or other document which will correct such conflict, statement or omission.

(d) Each Underwriter agrees that (i) no information that is conveyed to investors by such Underwriter has been or will be inconsistent with the information contained in the Pricing Disclosure Package, and (ii) if any Underwriter shall use a free writing prospectus that contains information in addition to, or in conflict with, the Pricing Disclosure Package, the liability arising from its use of such additional or conflicting information shall be the sole responsibility of such Underwriter using such free writing prospectus; provided, however, that, for the avoidance of doubt, this clause 6(d)(ii) shall not be interpreted as tantamount to the indemnification obligations contained in Section 8(b) hereof.

7. Additional Warranties and Representations:

(a) Underwriters. Each Underwriter warrants and represents that the information furnished in writing to the Company through the Representatives for use in the Registration Statement, in the Basic Prospectus, in any Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus, in the Pricing Prospectus, in the Prospectus, or in the Prospectus as amended or supplemented is correct as to such Underwriter. The warranties and representations of each Underwriter contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or other person and shall survive the delivery of and payment for the Securities hereunder.

(b) Forward Sellers. Each Forward Seller represents and warrants to, and agrees with, each Underwriter and the Company, on the date of this Agreement, at the Closing Date and as of each Option Closing Date (in the case of a sale of Securities pursuant to Section 3(c) hereof) that:

(1) This Agreement has been duly authorized, executed and delivered by the Forward Sellers and, at the relevant Closing Date or Option Closing Date, the Forward Sellers shall have the full right, power and authority to sell, transfer and deliver the Borrowed Securities, as the case may be, to the extent that it is required to transfer such Borrowed Securities hereunder;

(2) The Forward Agreements and the Additional Forward Agreements (if any), as applicable, have been duly authorized, executed and delivered by the Forward Sellers and constitute valid and binding agreements of the Forward Sellers, enforceable against the Forward Sellers in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and

(3) The Forward Sellers will, at the relevant Closing Date or Option Closing Date, have the free and unqualified right to transfer any Borrowed Securities, as the case may be, to the extent that it is required to transfer such Borrowed Securities hereunder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind; and upon delivery of such Borrowed Securities and payment of the purchase price therefor as herein contemplated, assuming each of the Underwriters has no notice of any adverse claim, each of the Underwriters will have the free and unqualified right to transfer any such Borrowed Securities purchased by it from the Forward Sellers, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

8. Indemnification and Contribution:

(a) To the extent permitted by law, the Company agrees to indemnify and hold harmless each Underwriter and each Forward Seller, each of their respective affiliates participating in the offering of the Securities, and the employees, agents, officers and directors and each person, if any, who controls an Underwriter or any Forward Seller within the meaning of Section 15 of the Act, against any and all losses, claims, damages or liabilities, joint or several, to which an Underwriter or Forward Seller, they or any of you or them may become subject under the Act or otherwise, and to reimburse the Underwriters, the Forward Sellers, they or any of you or them, for any legal or other expenses incurred by you or them in connection with defending any action, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any alleged untrue statement or untrue statement of a material fact contained in the Registration Statement, in the Basic Prospectus (if used prior to the effective date of this Agreement), in the Pricing Prospectus, in any Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus, in any “issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or if the Company shall furnish or cause to be furnished to the Underwriters any amendments or any supplements to the Pricing Prospectus or the Prospectus, in the Pricing Prospectus or the Prospectus as so amended or supplemented except to the extent that such amendments or supplements relate solely to securities other than the Securities (provided that if such Prospectus or such Prospectus, as amended or supplemented, is used after the period of time referred to in Section 4(b) hereof, it shall contain such amendments or supplements as the Company deems necessary to comply with Section 10(a) of the Act), or arise out of or are based upon any alleged omission or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such alleged untrue statement or omission, or untrue statement or omission which was made in the Registration Statement, in the Basic Prospectus, in the Pricing Prospectus, in any Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus, issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by or through the Representatives expressly for use therein. Each Underwriter and Forward Seller agrees promptly after its receipt of written notice of the commencement of any action in respect to which indemnity from the Company on account of its agreement contained in this Section 8(a) may be sought by any such Underwriter or Forward Seller, or by any person controlling any such Underwriter or Forward Seller, to notify the Company in writing of the commencement thereof, but the omission so to notify the Company of any such action shall not release the Company from any liability which it may have to an Underwriter, Forward Seller or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(a). In case any such action shall be brought against an Underwriter, Forward Seller or any such controlling person and an Underwriter or Forward Seller shall notify the Company of the commencement thereof, as above provided, the Company shall be entitled to participate in, and, to the extent that it shall wish, including the selection of counsel (such counsel to be reasonably acceptable to the indemnified party), to direct the defense thereof at its own expense. In case the Company elects to direct such defense and select such counsel (hereinafter, Company’s counsel), an Underwriter, Forward Seller or any controlling person shall have the right to employ its own counsel, but, in any such case, the fees and expenses of such counsel shall be at such Underwriter’s, Forward Seller’s or controlling person’s expense unless (i) the Company has agreed in writing to pay such fees and expenses or (ii) the named parties to any such action (including any impleaded parties) include both an Underwriter, Forward Seller or any controlling person and the Company and such Underwriter, Forward Seller or any controlling person shall have been advised by its counsel that a conflict of interest between the Company and such Underwriter, Forward Seller or any controlling person may arise (and the Company’s counsel shall have concurred in good faith with such advice) and for this reason it is not desirable for the Company’s counsel to represent both the indemnifying party and the indemnified party (it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Underwriters, Forward Sellers or any controlling person (plus any local counsel retained by the Underwriters, Forward Sellers or any controlling person in their reasonable judgment), which firm (or firms) shall be designated in writing by the Underwriters, Forward Sellers or any controlling person).

(b) Each Underwriter agrees, to the extent permitted by law, severally and not jointly, to indemnify, hold harmless and reimburse the Company, its respective directors and such of their officers as shall have signed the Registration Statement, the Forward Sellers, and each person, if any, who controls the Company or the Forward Sellers within the meaning of Section 15 of the Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 8(a) hereof, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Registration Statement, or in the Basic Prospectus (if used prior to the effective date of this Agreement), or in the Pricing Prospectus, or in any Permitted Free Writing Prospectus or Limited Use Free Writing Prospectus, or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by the Representatives on behalf of such Underwriter expressly for use therein. Each of the Company and each Forward Seller agrees promptly after the receipt by it of written notice of the commencement of any action in respect to which indemnity from an Underwriter on account of an its agreement contained in this Section 8(b) may be sought by the Company, the Forward Sellers or by any person controlling the Company or one or more Forward Seller, as the case may be, to notify such Underwriter in writing of the commencement thereof, but the Company’s or Forward Seller’s omission so to notify such Underwriter of any such action shall not release it from any liability which it may have to the Company, the Forward Seller or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(b).

(c) If recovery is not available or insufficient to hold the indemnified party harmless under Section 8(a) or 8(b) hereof for any reason other than as specified therein, the indemnified party shall be entitled to contribution for any and all losses, claims, damages, liabilities and expenses for which such indemnification is so unavailable or insufficient under this Section 8(c). In determining the amount of contribution to which such indemnified party is entitled, there shall be considered the portion of the proceeds of the offering of the Securities realized by the Company on the one hand (which proceeds shall include the proceeds to be received by the Company pursuant to the Forward Sale Agreements and any Additional Forward Sale Agreements, assuming, in each case, Physical Settlement (as defined therein) on the Effective Date (as defined therein)) and the Underwriters or the Forward Sellers on the other hand, the relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any equitable considerations appropriate under the circumstances. The Company, the Forward Sellers and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Underwriters were treated as one entity for such purpose) without reference to the considerations called for in the previous sentence. No Underwriter or any person controlling such Underwriter shall be obligated to contribute any amount or amounts hereunder which in the aggregate exceeds the total price of the Securities purchased by such Underwriter under this Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim and no Forward Seller shall be obligated to contribute any amount in excess of the aggregate Spread under the relevant Forward Sale Agreement or Additional Forward Sale Agreement, as the case may be, net of any costs associated therewith, as reasonably determined by such Forward Seller. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. An Underwriter’s and a Forward Seller’s respective obligations to contribute under this Section 8 is in proportion to its purchase obligation and not joint with any other Underwriter or Forward Seller.

(d) No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

(e) In no event shall any indemnifying party have any liability or responsibility in respect of the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim effected without its prior written consent.

The agreements contained in this Section 8 hereof shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Securities hereunder.

9. Default of Underwriters: If any Underwriter under this Agreement shall fail or refuse (otherwise than for some reason sufficient to justify, in accordance with the terms hereof, the cancellation or termination of its obligations hereunder) to purchase and pay for the number of Securities which it has agreed to purchase and pay for hereunder, and the aggregate number of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Securities, the other Underwriters shall be obligated severally in the proportions which the amounts of Securities set forth opposite their names in Exhibit 1 hereto bear to the aggregate number of Securities set forth opposite the names of all such non-defaulting Underwriters, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein; provided that in no event shall the number of Securities which any Underwriter has agreed to purchase pursuant to Section 1 hereof be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Securities without the written consent of such Underwriter. In the event of any such purchase, (a) the non-defaulting Underwriters or the Company shall have the right to fix as a postponed Closing Date a date not exceeding four full business days after the date specified in Section 2 and (b) the respective number of Securities to be purchased by the non-defaulting Underwriters shall be taken as the basis of their respective underwriting obligations for all purposes of this Agreement. If any Underwriter or Underwriters shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs is more than one-tenth of the aggregate number of Securities then this Agreement shall terminate without liability on the part of any non-defaulting Underwriter; provided, however, that the non-defaulting Underwriters may agree, in their sole discretion, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein. In the event of any such termination, the Company shall not be under any liability to any Underwriter (except to the extent, if any, provided in Section 4(i) hereof), nor shall any Underwriter (other than an Underwriter who shall have failed or refused to purchase the Securities without some reason sufficient to justify, in accordance with the terms hereof, its termination of its obligations hereunder) be under any liability to the Company or any other Underwriter.

Nothing herein contained shall release any defaulting Underwriter from its liability to the Company or any non-defaulting Underwriter for damages occasioned by its default hereunder.

10. Termination of Agreement by the Underwriters: This Agreement may be terminated at any time prior to the Closing Date by the Representatives if, after the execution and delivery of this Agreement and prior to the Closing Date or the Option Closing Date, as applicable, in the Representatives’ reasonable judgment, the Underwriters’ ability to market the Securities shall have been materially adversely affected because:

(i)

trading in securities on the Nasdaq Global Select Market shall have been generally suspended by the Commission or by the Nasdaq Global Select Market or trading in the securities of the Company shall have been suspended by the Nasdaq Global Select Market, or

(ii)	there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other national or international calamity or crisis, or

(iii)	a general banking moratorium shall have been declared by Federal or New York State authorities.

If the Representatives elects to terminate this Agreement, as provided in this Section 10, the Representatives will promptly notify the Company and the Forward Sellers by telephone or by telex or facsimile transmission, confirmed in writing. If this Agreement shall not be carried out by any Underwriter for any reason permitted hereunder, or if the sale of the Securities to the Underwriters as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Underwriter or Forward Seller or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement (except that the Company shall remain liable to the extent provided in Sections 4(h), 4(i) and 8 hereof) and the Underwriters and Forward Sellers shall be under no liability to the Company nor be under any liability under this Agreement to one another.

11. Notices: All notices hereunder shall, unless otherwise expressly provided, be in writing and be delivered at or mailed to the following addresses or by telex or facsimile transmission confirmed in writing to the following addresses: if to the Underwriters, to the Representatives at Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Facsimile: 1-646-291-1469 and Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Facsimile: 1-646-834-8133; if to the Forward Sellers, to Citibank, N.A., 390 Greenwich Street, New York, New York 10013. Attention: Eric Natelson; 1-212-723-7310 and Barclays Bank PLC, c/o Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Facsimile: 1-646-834-8133; and, if to the Company, to American Electric Power Company, Inc., c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Treasurer (CorporateFinance@aep.com).

12. Parties in Interest: The agreement herein set forth has been and is made solely for the benefit of the Underwriters, the Forward Sellers, the Company (including the directors thereof and such of the officers thereof as shall have signed the Registration Statement), the controlling persons, if any, referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators, and, except as expressly otherwise provided in Section 9 hereof, no other person shall acquire or have any right under or by the virtue of this Agreement. The Company acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, the Company and the Underwriters and the Forward Sellers have an arms length business relationship that creates no fiduciary duty on the part of any party and each expressly disclaims any fiduciary relationship.

13. Recognition of the U.S. Special Resolution Regimes: In the event that any Underwriter or Forward Seller that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter or Forward Seller of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Underwriter or Forward Seller that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter or Forward Seller becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter or Forward Seller are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (x) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (y) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14. Definition of Certain Terms: If there be two or more persons, firms or corporations named in Exhibit 1 hereto, the term “Underwriters”, as used herein, shall be deemed to mean the several persons, firms or corporations, so named (including the Representatives herein mentioned, if so named) and any party or parties substituted pursuant to Section 9 hereof. All obligations of the Underwriters hereunder are several and not joint. If there shall be only one person, firm or corporation named in Exhibit 1 hereto, the term “Underwriters” and the term “Representatives”, as used herein, shall mean such person, firm or corporation. The term “successors” as used in this Agreement shall not include any purchaser, as such purchaser, of any of the Securities from any of the respective Underwriters or Forward Sellers. If there be two or more persons, firms or corporations listed as Forward Sellers in the preamble hereto, the term “Forward Sellers”, as used herein, shall be deemed to mean the several persons, firms or corporations, so named. All obligations of the Forward Sellers hereunder are several and not joint. If there shall be only one person, firm or corporation listed as Forward Seller in the preamble hereto, the term “Forward Sellers”, as used herein, shall mean such person, firm or corporation.

15. Conditions of the Company’s Obligations: The obligations of the Company hereunder are subject to the Underwriters’ and Forward Sellers’ performance of their respective obligations hereunder, and the further condition that at the Closing Date and the Option Closing Date, as applicable, the Commission shall not have issued a stop order with respect to the effectiveness of the Registration Statement.

16. Applicable Law: This Agreement will be governed and construed in accordance with the laws of the State of New York.

17. Patriot Act: In accordance with the requirements of the USA Patriot Act (Title DI of Pub. L.107—56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information and identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

18. Execution of Counterparts; Electronic Signatures: This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

AMERICAN ELECTRIC POWER
COMPANY, INC.

By:	/s/ Matthew D. Fransen
Name: Matthew D. Fransen
Title: Treasurer

Citigroup Global Markets Inc. Acting in its capacity as Forward Seller

By:	/s/ Agha Murtaza
Name:	Agha Murtaza
Title:	Managing Director

Citibank, N.A.

Acting in its capacity as Forward Purchaser, solely as the recipient and/or beneficiary of certain representations, warranties, covenants and indemnities set forth in this Agreement

By:	/s/ Eric Natelson
Name:	Eric Natelson
Title:	Authorized Signatory

Barclays Capital Inc. Acting in its capacity as Forward Seller

By:	/s/ Robert Stowe
Name:	Robert Stowe
Title:	Managing Director

Barclays Capital Inc.

Acting as agent of Barclays Bank PLC, in its capacity as Forward Purchaser, solely as the recipient and/or beneficiary of certain representations, warranties, covenants and indemnities set forth in this Agreement

By:	/s/ Kevin Cheng
Name:	Kevin Cheng
Title:	Managing Director

as Representatives

and on behalf of the Underwriters

named in Exhibit 1 hereto

Citigroup Global Markets Inc.

By:	/s/ Agha Murtaza
Name:	Agha Murtaza
Title:	Managing Director

Barclays Capital Inc.

By:	/s/ Robert Stowe
Name:	Robert Stowe
Title:	Managing Director

EXHIBIT 1

Underwriters	Number of Initial Securities	Maximum Number of Option Securities to be Purchased
Citigroup Global Markets Inc.	5,246,315	786,948
Barclays Capital Inc.	4,197,051	629,558
BofA Securities, Inc.	2,203,452	330,518
Wells Fargo Securities, LLC	2,203,452	330,518
Goldman Sachs & Co. LLC	846,702	127,005
J.P. Morgan Securities LLC	846,702	127,005
Mizuho Securities USA LLC	846,702	127,005
Morgan Stanley & Co. LLC	846,702	127,005
MUFG Securities Americas Inc.	846,702	127,005
Scotia Capital (USA) Inc.	846,702	127,005
KeyBanc Capital Markets Inc.	338,681	50,802
RBC Capital Markets, LLC	338,681	50,802

Total	19,607,844	2,941,176

Ex 1

EXHIBIT 2

PRICING DISCLOSURE PACKAGE

1)	Prospectus dated March 14, 2025

2)	Preliminary Prospectus Supplement dated March 24, 2025 (including Incorporated Documents)

3)	Pricing Information a) Shares Offered: 19,607,844 shares of Common Stock (plus 2,941,176 Option Securities) b) Price to Public: $102.00 c) Closing Date: March 26, 2025

Ex 2

EXHIBIT 3

LIMITED USE FREE WRITING PROSPECTUS

1) Investor Presentation Slideshow, dated March 24, 2025.

Ex 3

EXHIBIT 4

PERSONS SUBJECT TO LOCK-UP

William J. Fehrman

David M. Feinberg

Benjamin G S. Fowke

Kelly J. Ferneau

Art A. Garcia

Hunter C. Gary

Donna A. James

Shane Q. Lies

Sandra Beach Lin

Henry P. Linginfelter

Margaret M. McCarthy

Trevor I. Mihalik

Therace M. Risch

Daryl Roberts

Antonio P. Smyth

Daniel G. Stoddard

Kate Sturgess

Sara Martinez Tucker

Phillip R. Ulrich

Lewis Von Thaer

Ex 4

EXHIBIT 5

FORM OF LOCK-UP AGREEMENT

AMERICAN ELECTRIC POWER COMPANY, INC.

Lock-Up Agreement

________ __, 2025

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

As Representatives of the several Underwriters

Ladies and Gentlemen:

The undersigned understands that the Representatives propose to enter into an Underwriting Agreement (the “Underwriting Agreement”), with American Electric Power Company, Inc., a New York corporation (the “Company”), providing for the (i) sale by the Forward Counterparties and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of Common Stock set forth in Exhibit 1 of the Underwriting Agreement and (ii) grant by the Forward Counterparties to the Underwriters, in each case acting severally and not jointly, of the option described therein to purchase all or any part of the additional shares of Common Stock set forth in Exhibit 1 thereunder.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the

Ex 5-1

meaning of Section 16 of the Securities Exchange Act of 1934, as amended, (the “34 Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company of which the undersigned is the beneficial owner within the meaning of Rule 13d-3 under the 34 Act, or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of this Lock-Up Agreement (the “Lock-Up Period”), other than (A) a transfer of any shares of capital stock of the Company (i) as bona fide gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value, (B) (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the 34 Act (a “10b5-1 Plan”) for the transfer of capital stock of the Company, provided that such 10b5-1 Plan does not provide for a transfer during the Lock-Up Period and no public announcement or filing under the 34 Act or otherwise regarding the establishment of such 10b5-1 Plan shall be required or voluntarily made by or on behalf of the undersigned or the Company or (ii) sales (including following the exercise of Company stock options) made pursuant to a 10b5-1 Plan existing as of the date hereof (an “Existing 10b5-1 Plan”), in accordance with the terms of such Existing 10b5-1 Plan in existence as of the date hereof without any further amendment or modification, but only to the extent that any filing made pursuant to Section 16(a) under the 34 Act reporting any such sale made pursuant to this exception shall indicate that the sale was made pursuant to the Existing 10b5-1 Plan, (C) sales of the undersigned’s shares held as of the date hereof through the Company’s 401(k) plan pursuant to portfolio balancing opportunities provided by the terms of such 401(k) plan, (D) the forfeiture, cancellation, withholding, surrender or delivery of the undersigned’s shares to satisfy any income, employment and/or social security tax withholding and/or remittance obligations in connection with the vesting during the Lock-Up Period of any restricted stock unit, restricted shares, performance share unit or phantom shares, provided that no filing under Section 16(a) of the 34 Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, or (E) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Ex 5-2

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated simultaneously therewith.

The undersigned understands that the Company and the Underwriters are relying on this Lock-Up Agreement in proceeding with the offering of the Equity Units. The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding on the undersigned’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement will be governed and construed in accordance with the laws of the State of New York.

Yours very truly,

[Name of executive officer or director]

Ex 5-3